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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _ )

Filed by the Registrant [X] Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Commonwealth Telephone Enterprises, Inc.

(Name of Registrant As Specified In Its Charter)

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]	No Fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title	of each class of securities to which transaction applies:

1

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[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

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2

100 CTE Drive
Dallas, Pennsylvania 18612-9774
(570) 631-2700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2002

The Annual Meeting of Shareholders of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on Wednesday, May 8, 2002, at 11:00 A.M., local time. The meeting will be held for the following purposes:

1.	To elect five (5) Directors to Class III to serve for a term of three (3) years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002;

3.	To approve amendments to the Company’s Equity Incentive Plan;

4.	To approve the Company’s updated Bonus Plan;

5.	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 15, 2002, will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

In order to insure that your shares are represented and are voted in accordance with your wishes, YOU SHOULD DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

Registration for the meeting will begin at 10:00 A.M. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Ke	nneth E. Lee
Vic	e President, General Counsel
and	Corporate Secretary

Dated: April 12, 2002

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
100 CTE Drive
Dallas, Pennsylvania 18612-9774

PROXY STATEMENT

Annual Meeting of Shareholders to Be Held on Wednesday, May 8, 2002

This Proxy Statement is being mailed to all shareholders on or about April 12, 2002, in connection with the solicitation of proxies by the Board of Directors of Commonwealth Telephone Enterprises, Inc. (“CTE” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2002, at 11:00 A.M., local time, at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, and at any adjournment or postponement thereof.

At the Annual Meeting, shareholders of CTE eligible to vote will consider and vote upon proposals: (i) to elect five (5) Directors to Class III to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; (iii) to approve amendments to the Company’s Equity Incentive Plan; (iv) to approve the Company’s updated Bonus Plan; and (v) to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

The date of this Proxy Statement is April 12, 2002.

THE ANNUAL MEETING

Time, Date and Place

The Annual Meeting will be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on Wednesday, May 8, 2002, at 11:00 A.M., local time.

Purpose of the Annual Meeting

Shareholders of the Company will consider and vote upon proposals: (i) to elect five (5) Directors to Class III to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; (iii) to approve amendments to the Company’s Equity Incentive Plan; (iv) to approve the Company’s updated Bonus Plan; and (v) to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Record Date, Quorum, Required Vote

The close of business on March 15, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. On March 15, 2002, there were 21,402,234 outstanding shares of Common Stock of the Company (“CTE Common Stock”) and 2,053,081 shares of Class B Common Stock (“CTE Class B Common Stock,” and together with the CTE Common Stock, the “CTE Common Equity”). The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one (1) vote per share of CTE Common Stock and fifteen (15) votes per share of CTE Class B Common Stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder’s total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying Proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of CTE Common Stock and holders of CTE Class B Common Stock will vote as a single class on all matters.

In accordance with Pennsylvania law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees of Directors or can withhold authority to vote for certain nominees of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

The approvals of Proposal 2 (regarding ratification of the appointment of independent accountants), Proposal 3 (regarding approval of amendments to the Company’s Equity Incentive Plan), and Proposal 4 (regarding approval of the Company’s Bonus Plan), require the affirmative vote of a majority of the votes cast by the holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have no effect on matters to be voted upon at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three (3) classes and consists of thirteen (13) members. One class is elected each year for a three-year term. Class III Directors whose terms will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: James Q. Crowe, Michael A. Adams, Stuart E. Graham, Richard R. Jaros and Timothy J. Stoklosa. These five (5) nominees, if elected at the 2002 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2005.

It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become so unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such unavailable person, or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE FIVE (5) NOMINEES AS CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

Information concerning the nominees for re-election as Class III Directors and the Other Directors of the Company is set forth below:

Name of Director	Age	Nominees for Re-Election in Class III	Director Since	Term Expiring In
James Q. Crowe	52	Chief Executive Officer since August 1997 and Director since June of 1993 of Level 3 Communications, Inc. (“Level 3”), an affiliate of the Company; President of Level 3 from August 1997 to February 2000; Chairman of the Board of Directors of WorldCom, Inc. from January 1997 until July 1997 following the company’s merger with MFS Communications Company, Inc. in 1996; Director of RCN, Corporation (“RCN”), an affiliate of the Company and Peter Kiewit Sons’, Inc. (“PKS”). Former President, Chief Executive Offer and Chairman of the Board of Metropolitan Fiber Systems.	1993	2002
Michael A. Adams	44	President, Wholesale and New Product Development Group of RCN since January 2001; Director of RCN. Former President and Chief Operating Officer of RCN from October 1999 to January 2001; President of the Technology and Network Development Group of RCN from September 1997 to October 1999; Vice President of Technology of C-TEC Corporation from November 1993 to September 1997.	1999	2002
Stuart E. Graham	56	Chief Executive Officer of Skanska USA, Inc. since 1994; Executive Vice President of Skanska AB; Director of RCN. Former Chief Executive Officer of several Skanska USA, Inc. subsidiaries, including Sordoni Skanska, Slattery Skanska and Skanska E & C.	1990	2002

Name of Director	Age	Nominees for Re-Election in Class III	Director Since	Term Expiring In
Richard R. Jaros	50	Private Investor since 1998; Director of Level 3, MidAmerican Energy Holdings, Inc., Home Services.com and RCN. Former President of Level 3 from 1996 to August 1997; Executive Vice President of PKS from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997; Chairman of CalEnergy Company, Inc. (“CECI”), now known as MidAmerican Energy Holdings, Inc., from 1993 to 1994; President and Chief Operating Officer of CECI from 1992 to 1993; served in various capacities at PKS between 1980 and 1993.	1993	2002
Timothy J. Stoklosa	41	Executive Vice President and Chief Financial Officer of RCN since January 2000; Director of RCN. Former Senior Vice President and Treasurer of RCN from September 1997 to January 2000; Executive Vice President and Chief Financial Officer, as well as a Director of Mercom, Inc. from 1997 to 1998; Treasurer of the Company from 1994 to 1997.	1999	2002
		Other Directors of the Company in Class I
David C. McCourt	45
Chairman of the Company since October 1993; Chairman, Chief Executive Officer and a Director of RCN since September 1997; Director of Level 3 and Cable Satellite Public Affairs Network (“C-SPAN”). Former Chief Executive Officer of the Company from October 1993 to November 1998; Chairman, Director and Chief Executive Officer of Cable Michigan, Inc. from September 1997 to November 1998; Chairman and Chief Executive Officer as well as a Director of Mercom, Inc. from October 1993 to November 1998; Director of MFS/WorldCom from July 1990 to December 1996; Director of WorldCom, Inc. from December 1996 to March 1998; Director of Level 3 Telecom Holdings, Inc., from 1993 to 2002; President and Director of Metropolitan Fiber Systems/McCourt, Inc., from 1988 to 1997; President of Level 3 Telecom Holdings, Inc. from 1992 to 1999.
			1993	2003
Daniel E. Knowles	72	President of Cambridge Human Resources Consulting Group since 1989. Former Director of Cable Michigan, Inc. from September 1997 to November 1998.	1995	2003
Walter Scott, Jr.	70	Chairman of Level 3 since 1979 and Chairman Emeritus of PKS and Director of PKS since April 1964; Chairman and Chief Executive Officer of PKS for over nineteen years; Director of Berkshire Hathaway, Inc., Burlington Resources, Inc., Kiewit Materials Company, MidAmerican Energy Holdings, Inc., ConAgra, Inc., Valmont Industries, Inc. and RCN. Former Director of WorldCom from December 1996 to July 1997.	1993	2003

Name of Director	Age	Other Directors of the Company in Class I	Director Since	Term Expiring In
David C. Mitchell	60	Director of Lynch Corporation. Former President of Rochester Telephone Corporation’s Telephone Group; former Corporate Executive Vice President and Director of Rochester Telephone Corporation; former Director of HSBC Bank, Inc., Rochester Advisory Board; Director of Cable Michigan Inc. from September 1997 to November 1998.	1993	2003
		Other Directors of the Company in Class II
Michael J. Mahoney	51
Director, President and Chief Executive Officer of the Company since July 2000; Telecommunications consultant from October 1999 to July 2000; Director of the Company from June 1995 to October 1999; President and Chief Operating Officer of the Company from February 1994 to September 1997; Director, President and Chief Operating Officer of RCN from September 1997 to October 1999; President and Chief Operating Officer of Mercom from February 1994 to September 1997; Director of Mercom from January 1994 to November 1998; Executive Vice President of the Company’s Cable Television Group from June 1991 to February 1994; Executive Vice President of Mercom from December 1991 to February 1994; and Chief Operating Officer of Harron Communications Corporation from April 1983 to December 1990.
			2000	2004
Frank M. Henry	69	Chairman of Frank Martz Coach Company (“Martz”) since 1995 and President of Martz from 1964 to 1995; President of Goldline, Inc. since 1975; member First Union NE Pennsylvania Regional Advisory Board. Former Director of First Union Corporation until April 2001; Director of Cable Michigan, Inc. from September 1997 to November 1998.	1980	2004
Eugene Roth	66	Senior Partner at Rosenn, Jenkins and Greenwald L.L.P. (attorney since 1964); Director of the Pennsylvania Regional Board of Directors of First Union National Bank, RCN, and Geisinger Wyoming Valley Medical Center.	1989	2004
John J. Whyte	61	President of Whyte Worldwide PCE since 1986; Partner of Stavisky, Shapiro & Whyte, certified public accountants, since 1981. Former Executive Vice President and Chief Operating Officer of Infinium Software, Inc.	1997	2004

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board of Directors of the Company held four (4) regular and two (2) special meetings during 2001, the Audit Committee met five (5) times, the Executive Committee met one (1) time, and the Compensation/Pension Committee met four (4) times. The Company currently does not have a nominating committee.

Directors’ Compensation

Directors of CTE who are employees of the Company, its subsidiaries or RCN receive no Directors’ fees. Non-employee Directors of the Company receive an annual Directors’ fee of $15,000 in CTE Common Stock based upon the average fair market value of the CTE Common Stock during the ten (10) trading days prior to the grant date, plus $750 in cash per Board of Directors’ meeting. The Committee Chairmen and other committee members are paid $1,000 and $750 in cash, respectively, for each committee meeting attended. The Chairman of the Audit Committee receives an annual fee of $10,000 in cash while the other members of the Audit Committee receive an annual fee of $5,000 in cash. Pursuant to the 1997 Non-Management Directors’ Compensation Plan, each non-employee Director receives an annual grant of non-qualified options in the amount of 2,000 shares of CTE Common Stock on the date of the Annual Meeting of Shareholders (with a strike price based upon the average fair market value of the CTE Common Stock during the ten (10) trading days prior to such date).

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, Michael J. Mahoney, James Q. Crowe and Walter Scott, Jr.

Compensation/Pension Committee

The Compensation/Pension Committee makes recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and establishes compensation policy. The Compensation/Pension Committee also administers the Company’s annual bonus system, equity incentive plans and the Executive Stock Purchase Plan. The Compensation/Pension Committee reviews and evaluates the investment performance of the various pension investment funds and monitors the performance of the administrators, investment managers and trustees of such funds, as well as reviews the actuarial assumptions used in setting the Company’s funding policies for such funds. The current Compensation/Pension Committee consists of Eugene Roth, Esq., Chairman, Daniel E. Knowles and John J. Whyte.

Audit Committee Report

The Audit Committee (The “Committee”) consists of the following three (3) directors who are not employees of the Company: John J. Whyte, Chairman, Frank M. Henry and Stuart E. Graham. All three committee members are considered to be “independent” pursuant to the applicable NASD listing standards. The Committee operates pursuant to a written Committee Charter originally adopted in 2000 and subsequently amended in 2002 (attached as Appendix A). The Committee reviews, among other things, the financial reporting process on behalf of the Board of Directors (“The Board”). In fulfilling its responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2001 with CTE’s management and the independent accountants.The independent accountants are responsible for expressing an opinion on whether the financial statements present fairly, in all material respects, the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America.

The Committee discussed with the independent accountants, the matters requiring discussion by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from the independent accountants and discussed with the independent accountants, the accountants’ independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees” and has considered whether the provision of non-audit services by the independent accountants is compatible with maintaining independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

TH	E AUDIT COMMITTEE
Joh	n J. Whyte, Chairman
Stu	art E. Graham
Fra	nk M. Henry
Ma	rch 14, 2002

Audit Committee Disclosure

Independent auditor fees for services rendered during fiscal year 2001 were as follows:

Audit Fees:    $230,000
Financial Information Systems Design and Implementation Fees:    $0
All Other Fees:    $156,000(*)

*
The Audit Committee of the Board considered, in reliance on management and the independent accountants, whether the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. All Other Fees comprise fees for audit related services, including audits of benefit plans, assistance with SEC registration statements, and consultation on accounting standards and proposed transactions.

Compensation Committee Interlocks and Insider Participation

The Company paid approximately $107,000 to Rosenn, Jenkins and Greenwald, L.L.P. (Attorneys) for legal services during 2001. Also, the Company received approximately $53,000 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins and Greenwald, L.L.P. during 2001. Mr. Roth, a Director of the Company and a member of the Compensation Committee, is a Senior Partner at the firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL  OWNERS AND MANAGEMENT

Set forth below is certain information regarding the beneficial ownership of CTE Common Stock and CTE Class B Common Stock as of March 15, 2002, held by: (i) each Director of the Company; (ii) the named executive officers below; (iii) all persons who are currently Directors or executive officers of the Company as a group; and (iv) each person known to the Company to own beneficially more than 5% of the outstanding shares of CTE Common Stock or CTE Class B Common Stock. Because the shares of CTE Class B Common Stock are convertible at the option of the holder into shares of Common Stock on a one-for-one basis at any time and from time to time, the “Assuming Conversion” columns in the CTE Common Stock table reflect the total shares of CTE Common Stock which would be beneficially owned by such person or group assuming such a conversion. The “Percent of Outstanding Shares” columns represent ownership, not voting interest. Shares of CTE Common Stock have one (1) vote per share and shares of CTE Class B Common Stock have fifteen (15) votes per share. Each Director or named executive officer has investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto:

	CTE Common Stock(1)		CTE Class B Common Stock		Assuming Conversion
Name of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent of Outstanding Shares(2)	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Beneficially Carried(2)	Percent of Outstanding Shares(2)
Michael A. Adams (3)(11)	51,254	*	—	—	51,254	*
Donald P. Cawley (4) (11)	68,313	*	—	—	68,313	*
James Q. Crowe (5) (14)	21,629	*	—	—	21,629	*
James DePolo (6)	118,227	*	—	—	118,227	*
Stuart E. Graham(5)	9,875	*	5,408	*	15,283	*
Frank M. Henry (5)	45,910	*	15,398	*	61,308	*
Richard R. Jaros (5)(14)	9,886	*	—	—	9,886	*
Daniel E. Knowles (7)	10,484	*	—	—	10,484	*
Michael J. Mahoney (8) (11)	96,587	*	—	—	96,587	*
David C. McCourt (11) (14)	25,304	*	—	—	25,304	*
David C. Mitchell (5)	11,645	*	—	—	11,645	*
Eugene Roth (15)	1,430	*	3,999	*	5,429	*
Walter Scott, Jr. (5)(14)	115,062	*	—	—	115,062	*
Timothy J. Stoklosa (9)	10,184	*	—	—	10,184	*
David G. Weselcouch (10) (11)	39,554	*	—	—	39,554	*
John J. Whyte (5)	9,584	*	—	—	9,584	*
All Directors and Executive Officers as a group (16 persons)	644,928	3%	24,805	1%	669,733	3%
Eldorado Equity Holdings, Inc. (12)	9,639,326	45%	1,017,061	50%	10,656,387	45%
Mario J. Gabelli Group (13)	1,952,777	9%	304,606	15%	2,257,383	10%

(*)	Less than one percent of the outstanding shares of the class.
(1)
The CTE Class B Common Stock is convertible, at the option of the holder, into shares of CTE Common Stock on a one-for-one basis at any time and from time to time. The CTE Common Stock column has been prepared assuming that no shares of CTE Class B Common Stock are converted into CTE Common Stock.

(2)	Includes vested matching share units and share units pursuant to participants’ contributions under the CTE Executive Stock Purchase Plan (further described below) at March 15, 2002.
(3)	Includes options to purchase 46,690 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(4)	Includes options to purchase 36,005 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.

(5)	Includes options to purchase 8,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(6)	Includes options to purchase 82,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(7)	Includes options to purchase 6,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(8)	Includes options to purchase 76,000 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(9)	Includes options to purchase 8,345 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(10)	Includes options to purchase 22,200 shares of CTE Common Stock exercisable within 60 days after March 15, 2002.
(11)
Under the CTE Executive Stock Purchase Plan (“ESPP”), participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of CTE Common Stock. The Company also credits each participant’s matching account under the ESPP with 100 percent of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company, or on the participant’s death or disability while actively employed. The Company has established a grantor trust to hold CTE Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants’ matching accounts. The table below shows with respect to each named participant, Share Units relating to the CTE Common Stock acquired by each such participant in lieu of current compensation and the vested Share Units credited to the ESPP account of each such participant as of March 15, 2002 including matching share units scheduled to vest within 60 days thereafter:

Name	Total Shares Acquired and Vested Restricted Matching Shares
Donald P. Cawley	4,833
Michael J. Mahoney	9,021
David G. Weselcouch	3,432

Additionally, David C. McCourt is the beneficial owner of 25,304 CTE shares, Mr. Mahoney is the beneficial owner of 9,067 CTE shares, and Michael Adams is the beneficial owner of 4,564 CTE shares through RCN’s ESPP.
(12)
Eldorado Equity Holdings, Inc. is a subsidiary of Level 3 Delaware Holdings, Inc., which is a subsidiary of Level 3 Telecom Holdings, Inc. (“Level 3 Telecom”). On February 7, 2002, Level 3 Delaware Holdings transferred all of the shares of common stock and class B common stock it beneficially owned to Eldorado Equity Holdings. Level 3 indirectly holds all of the capital stock of Level 3 Telecom and all of the preferred stock of Level 3 Telecom. David C. McCourt previously owned 10% of the capital stock of Level 3 Telecom. The address of Level 3 and Level 3 Telecom is 1025 Eldorado Blvd., Broomfield, Colorado 80021. The address of Level 3 Delaware Holdings and Eldorado Equity Holdings is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. On March 8, 2002, the Company filed a Registration Statement on form S-3-A whereby Eldorado Equity Holdings, Inc. is offering for sale 3,500,000 shares of CTE Common Stock with a 15% over-allotment option.

(13)
Based on estimates obtained from Thompson Financial through February 28, 2002 for Mario J. Gabelli, together with GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Performance Partnership, L.P., Gabelli International Limited, Gabelli International II Limited and Gabelli & Company, Inc., the address of each is One Corporate Center, Rye, New York 10580-1434.

(14)
Does not include shares beneficially owned by Eldorado Equity Holdings. As an officer, Director or shareholder of Level 3, Level 3 Telecom, Level 3 Delaware Holdings, or Eldorado Equity Holdings, this person may be deemed to beneficially own all of the shares of CTE Common Equity beneficially owned by Eldorado.

(15)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins and Greenwald, L.L.P. Mr. Roth is a Senior Partner of the firm.

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ending December 31, 2001, 2000 and 1999, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer, the Chairman and the top three (3) other most highly compensated executive officers (the named executive officers).

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long Term Compensation
					Awards		Payouts
Name and Position	Year	Compen- sation/ Salary($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($) (3)
David C. McCourt	2001	(4)	(4)	(4)	(4)	—	—	(4)
Chairman	2000	(4)	(4)	(4)	(4)	—	—	(4)
	1999	(4)	(4)	(4)	(4)	—	—	(4)
Michael J. Mahoney	2001	294,231	600,000	—	188,942	200,000	—	719
President and Chief Executive	2000	101,923	400,000	—	94,871	—	—	230
Officer	1999	(5)	(5)	(5)	(5)	(5)	(5)	(5)
James DePolo (6)	2001	264,000	528,000	—	—	60,000	—	—
Executive Vice President	2000	260,000	300,000	—	1,655,938	70,000	—	—
and Chief Operating Officer	1999	240,000	250,000	—	—	—	—	—
Donald P. Cawley	2001	167,692	204,000	—	75,134	50,000	—	3,436
Senior Vice President and	2000	142,404	125,000	—	1,010,959	10,000	—	5,257
Chief Accounting Officer	1999	113,750	75,000	—	22,750	—	—	4,283
David G. Weselcouch	2001	148,846	75,000	—	45,652	10,000	—	28,317
Senior Vice President —	2000	134,327	40,000	—	635,591	13,000	—	3,653
Investor Relations and Corporate Communications	1999	124,519	37,500	—	24,904	—	—	4,867

(1)
Includes the amount of deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Such deferred compensation is matched by the Company. Matching contributions are reflected under Restricted Stock Awards. Refer to Footnote (2) below. See also, Footnote (11) under “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Represents the market value on the date of grant of matching share units acquired in lieu of cash compensation pursuant to the ESPP and the market value of restricted stock acquired in lieu of cash compensation at the date of grant of the restricted stock pursuant to the 1996 Equity Incentive Plan.

As of December 31, 2001, the aggregate holdings and the value of share units for CTE Common Stock were:

Name	Share Units(#)	Aggregate Value ($)
Michael J. Mahoney	8,140	370,370
Donald P. Cawley	5,742	261,261
David G. Weselcouch	4,552	207,116

Vesting of Share Units is accelerated upon a change in control of the Company. Dividends, if any, are paid on restricted shares. Subject to continued employment, restricted share units credited to participants’ accounts vest in three (3) calendar years following the date on which the share units were initially credited to the participant’s account.

The Restricted Stock Awards column also includes the market value on the date of grant of a restricted stock award of 35,000 shares, market value $1,655,938 to Mr. DePolo; 20,000 shares, market value $946,250 to Mr. Cawley; and 12,500 shares, market value $591,406 to Mr. Weselcouch.

The aggregate holdings and the value of the restricted stock as of December 31, 2001 were: Mr. DePolo, 26,250 shares, aggregate value $1,194,375; Mr. Cawley, 15,000 shares, aggregate value $682,500; and Mr. Weselcouch, 9,375 shares, aggregate value $426,563.

(3)	Includes the following amounts for the last fiscal year:
(i) Michael J. Mahoney: $719—Company paid life insurance; (ii) Donald P. Cawley: $313—Company paid life insurance; $3,123—401(k) Company match; (iii) David G. Weselcouch: $461—Company paid life insurance; $5,385—401(k) Company match; $22,471—Compensation in lieu of business travel reimbursement.

(4)
Mr. McCourt received no direct compensation from the Company for 2001, 2000 and 1999, respectively. He is an employee of and is compensated by RCN, and his compensation is determined by the compensation committee of RCN. The Company pays a management fee to RCN for services provided by RCN to the Company, which includes the services of Mr. McCourt.

(5)	The information is not required since the named executive was not an executive officer in 1999.

(6)	Mr. DePolo is employed as an independent consultant for the Company.

CTE Options/SAR Grants in Fiscal Year 2001

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Emp. In Fiscal Yr. 2001	Exercise Or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%($)	10%($)
David C. McCourt	—	—	—	—	—	—
Michael J. Mahoney.	200,000	37.11	34.0625	3/02/11	4,284,345	10,857,371
James DePolo	60,000	11.13	34.0625	3/02/11	1,285,303	3,257,211
Donald P. Cawley	50,000	9.28	34.0625	3/02/11	1,071,086	2,714,343
David G. Weselcouch .	10,000	1.86	34.0625	3/02/11	214,217	542,869

FY-End Option Values(1)

	Number of Securities Underlying Options at December 31, 2001		Value of Unexercised In-The-Money Options at December 31, 2001(2)
Name	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
David C. McCourt	—	—	—	—
Michael J. Mahoney	36,000	344,000	175,500	2,989,500
James DePolo	56,000	144,000	876,750	1,270,750
Donald P. Cawley	19,671	65,334	491,916	743,019
David G. Weselcouch	15,800	29,200	275,550	298,075

(1)	All options become fully vested on a change of control of the Company.
(2)	The fair market value of CTE Common Stock at the close of trading on December 31, 2001 was $45.50 per share.

Pension Benefits

The following table shows the estimated annual benefits payable under the Company’s pension plan upon retirement for the named executive officers based upon the compensation and years of service classifications indicated:

	Years of Service
Average Compensation	5	10	15	20	25
$100,000	$5,745	$11,490	$17,235	$22,980	$28,725
$125,000	$7,433	$14,865	$22,298	$29,730	$37,163
$150,000	$9,120	$18,240	$27,360	$36,480	$45,600
$170,000	$10,470	$20,940	$31,410	$41,880	$52,350

Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee’s highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the “Summary Compensation Table.”

Employment Agreements

Mr. DePolo acts as an independent consultant for the Company pursuant to an agreement with the Company effective March 1, 2002. Under the terms of this agreement, Mr. DePolo receives a fee of $24,167 per month as well as other consideration in exchange for acting as the Chief Operating Officer (“COO”) of the Company. The Agreement is terminable by either party without penalty on sixty days’ written notice. Under the agreement, Mr. DePolo undertakes to, inter alia: i) indemnify the Company for harm resulting from his actions; ii) protect the Company’s proprietary information; iii) maintain adequate insurance; and iv) refrain from soliciting the Company’s employees for a two-year period following termination of the agreement. Under the agreement, the Company agrees to indemnify and hold Mr. DePolo harmless in the performance of his duties as COO as well as to provide coverage for Mr. DePolo under its Directors and Officers insurance policy.

COMPENSATION/PENSION COMMITTEE REPORT

The Compensation/Pension Committee of the Board of Directors (the “Committee”) consists of three independent non-employee directors and is responsible for all compensation decisions for the Company’s executive officers, including the Chief Executive Officer.

Compensation Philosophy

The Company’s compensation philosophy for all executive officers, including the Chief Executive Officer, is to provide performance-based cash and equity-based compensation programs that recognize those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value.

The principles of the Company’s compensation philosophy are as follows:

Competitive Positioning:    The Company’s objective is to provide competitive median total direct compensation opportunities, consisting of competitive to somewhat less than competitive base salaries, competitive to somewhat more than competitive annual incentive compensation opportunities, and competitive longer term equity-based incentive opportunities. For our purposes, the Committee defines “competitive” as a narrow range around the market median, where the range is employed to recognize differences in performance, roles and responsibilities.

Competitive Comparisons:    The desired level of base salary, annual incentives, longer-term equity incentives and total direct compensation are determined by comparisons to executives with comparable responsibilities in similar firms (the “peer group” firms) and data from technology and telecommunication industry survey sources for firms of comparable size. Peer group firms are selected on the basis of similarity of service, market, revenue, and market capitalization. Peer group firms are reviewed annually for continued relevance. Many, but not all, of the peer group firms are represented in the indices employed in the Company’s peer performance graph presented in this proxy statement. The Committee regularly works with an outside consultant to reassess peer group firms and to establish appropriate base salary, annual incentive, and longer-term equity incentive guidelines for each executive officer, including the Chief Executive Officer, based on the results of competitive analysis and the Committee’s desired competitive positioning.

Performance Orientation:    The Company’s annual incentive program provides each executive officer, including the Chief Executive Officer, with an opportunity to earn awards based on the achievement of predetermined corporate and business unit financial and operational objectives. Annually, the Committee reviews the Company’s objectives for the coming year and establishes one or more objectives for each executive officer, including the Chief Executive Officer, weights each objective based on its relative importance, and establishes certain relationships between performance achievement and rewards. At the close of each year, the Committee reviews the Company’s performance with respect to these objectives and certifies an appropriate award using a scorecard approach. While awards under the annual incentive plan are typically derived directly from the formulas relating to performance and reward, the Committee reserves the right to make appropriate adjustments.

Alignment with Shareholder Value:    The Committee believes that the best way to align executive interests with shareholder value is through regular, though not necessarily annual, grants of stock options, and occasional use of other forms of equity incentives (such as restricted stock) to address specific situations. Option grants (and grants of other equity incentives, when employed) to executive officers, including the Chief Executive Officer, consider the guidelines developed through competitive analysis, the officers’ roles and responsibilities, the performance of the individual, and the degree to which they are encouraged to continue employment through prior grants. To further align the interests of the Company’s executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

All decisions regarding compensation for the executive officers, including the Chief Executive Officer, are made with respect to these principles.

Decision-Making Process

For the executive officers of the Company other than the Chief Executive Officer, the Chief Executive Officer makes recommendations (for the Committee’s consideration) regarding base salary, annual incentive opportunities and awards, and longer-term incentives consistent with the compensation guidelines and the compensation philosophy of the Company. The Committee, in its sole discretion, has the right to approve or amend these recommendations, as well as to establish the base salary, annual incentives, and longer-term incentives for the Chief Executive Officer. In making specific decisions about all pay elements, the Committee considers the philosophy and guidelines described here, as well as the performance of the individual, their role in the organization, and their responsibilities relative to the responsibilities of other executive officers within the Company.

Executive Officer Compensation

The base salaries paid to executive officers, including the Chief Executive Officer, in 2001 were determined in accordance with the philosophy and process outlined above. The Committee believes that base salaries for the executive officers, including the Chief Executive Officer, are competitive to somewhat less than competitive for comparable positions in similar firms.

The annual incentive awards paid to executive officers, including the Chief Executive Officer, in early 2002 for 2001 (and shown in the Summary Compensation Table) were determined using a scorecard approach in accordance with the philosophy and process outlined above. The plan was designed to provide a strong link between the financial success of the Company and individual performance and rewards. These awards reflect the Company’s exceptional performance with respect to predetermined financial and non-financial objectives during 2001.

Stock options grants in 2001 to executive officers, including the Chief Executive Officer, were made in accordance with the philosophy and process outlined above. In determining its stock option grant to the Chief Executive Officer and certain other executive officers, the Committee carefully considered their prior equity incentive grants and determined that grants somewhat larger than normal were appropriate, to further align these executives with shareholder interests and to retain these executives over time. While the Committee retains the discretion to make stock option grants in its sole judgment, it is not anticipated that grants of this magnitude will be made on a regular basis.

Chief Executive Officer Compensation

For fiscal year 2001, Mr. Mahoney received a salary of $294,231 and a bonus of $600,000. Mr. Mahoney’s short-term incentive award was determined using the scorecard approach. The payment reflects the Company’s exceptional performance with respect to predetermined financial and non-financial objectives during 2001.

Chairman of the Board of Directors Compensation

Mr. McCourt, the Chairman of the Company, was not compensated by the Company in 2001, but was compensated by RCN or one of its affiliates. Mr. McCourt’s services are provided to the Company under the terms of a management services agreement with RCN as described in Transactions with Related Parties below.

Compliance with Internal Revenue Code Section 162(m)

The Company’s incentive based compensation plans are designed to be consistent with the performance based requirements of Internal Revenue Code Section 162(m). The 1996 Bonus Plan was put in place toward that end as is the 2002 Bonus Plan. The 2002 Bonus Plan is outlined in Shareholder Proposal No. 4 and will be submitted to our shareholders for approval at the Annual Meeting. The Committee supports this proposal and urges you to approve it. However, the Committee has determined that it is in the Company’s interest to maintain plans that provide the Committee with a degree of flexibility and, therefore, all awards made through our incentive plans, from time to time, may not be fully deductible.

CO	MPENSATION/PENSION COMMITTEE

Eu	gene Roth, Esq., Chairman
Da	niel E. Knowles
Joh	n J. Whyte
Da	ted: March 25, 2002

Performance Graph

The following performance graph compares the performance of CTE Common Stock and CTE Class B Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in CTE’s Common Stock, CTE Class B Common Stock and each index was $100 at December 31, 1996. It also assumes the reinvestment of dividends, if applicable.

Comparison of Five Year Cumulative Total Return
Among Commonwealth Telephone Enterprises, Inc.,
The NASDAQ Stock Market (U.S.) Index and The NASDAQ Telecommunications Index

TRANSACTIONS WITH RELATED PARTIES

The Company entered into an agreement with RCN Long Distance whereby Commonwealth Long Distance Company (“CLD”) and CTSI, LLC (“CTSI”) purchased long-distance service from RCN Long Distance for resale to customers of CLD and CTSI. In 2001, CLD and CTSI incurred approximately $7.2 million of expenses associated with this long-distance resale agreement and related customer service expenses. In addition, the Company paid RCN Long Distance $124,000 in 2001 for network costs.

RCN provides certain management services to the Company. In 2001, these services included the Office of the Chairman and certain legal services. The amount paid by CTE for such services in 2001 was $1,200,000. This relationship is not the result of an arms-length negotiation between unrelated parties.

Commonwealth Telephone Company (“CT”) and CTSI received approximately $1.6 million in 2001 in access charges from RCN Long Distance as a result of RCN originating and terminating traffic on the Company’s networks. CT also received approximately $39,000 in long-distance switch rental revenue from RCN Long Distance in 2001. In addition, CT and CTSI received approximately $1.5 million in 2001 in local service, telephone access, toll and enhanced service revenue from related parties, primarily RCN companies.

CTE, primarily through Commonwealth Communications (“CC”), the Company’s engineering design and consulting service business, received approximately $54,000 in 2001 from such services provided to various RCN companies.

CTE, through its subsidiary epix® Internet Services, Inc., paid approximately $186,000 to Level 3 Communications, Inc. in 2001 for integrated communications services including transport services, collocation and gateway services and softswitch services.

In September 1997, the Company entered into a tax sharing agreement with RCN Corporation and Cable Michigan, Inc. The agreement governs contingent tax liabilities and benefits, tax contests and other tax matters arising on or before the distribution date as that term is defined in the tax sharing agreement. Under the Tax Sharing Agreement, adjustments (as defined in the Tax Sharing Agreement) to taxes that are clearly attributable to Cable Michigan, Inc., RCN or the Company will be allocated solely to that company. Adjustments to all other tax liabilities will generally be allocated 50% to the Company, 20% to Cable Michigan, Inc. and 30% to RCN.

The Company paid approximately $107,000 in 2001 to Rosenn, Jenkins and Greenwald, L.L.P. for legal services. Also, the Company received approximately $53,000 in 2001 in telephone service, long-distance and Internet revenues from Rosenn, Jenkins and Greenwald, L.L.P. Mr. Roth, a Director of the Company, is a Senior Partner at the Firm.

The Company paid approximately $103,000 in 2001 to Hanify and King (Attorneys) for legal services. Terence McCourt, Esq., a partner in the firm, is a brother of Mr. McCourt, Director and Chairman of the Company.

The Company, primarily through its subsidiary CTSI, recorded approximately $65,000 of telecommunications services revenue from Martz Trailways in 2001. Mr. Henry, a Director of the Company, is Chairman of Martz Trailways.

In 2001, CTE recorded approximately $630,000 in telecommunications services revenues from the Geisinger Health System and its subsidiaries. Mr. Roth, a Director of the Company, is a Director of Geisinger Wyoming Valley Medical Center.

The Company has a telecommunications consulting agreement with Mr. Mitchell, a Director of the Company. Consulting fees, including expenses, paid to Mr. Mitchell in 2001 were approximately $32,000.

In 1999, the Company entered into a $240.0 million revolving credit facility with First Union Securities. In addition, First Union has acted as intermediary for the Company in $85.0 million of interest rate swaps. Mr. Henry, a Director of the Company, was a Director of First Union Corporation until April of 2001 and is currently a member of the NEPA Regional Advisory Board of First Union Corporation. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

In October 1998, the Company entered into a registration rights agreement with Walter Scott, Jr., James Q. Crowe and David C. McCourt, each of whom is an officer and/or Director of Level 3 as well as a Director of the Company. Pursuant to such agreement, a majority of these shareholders may make up to two requests that the Company file a registration statement under the Securities Act with respect to certain shares of the Company’s common stock they beneficially own, if: (i) the shares of common stock sought to be registered have a fair market value (as defined in the agreement) in excess of $1.0 million; and (ii) a demand for registration has not been made within 180 days prior to such demand. This agreement also provides for unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements relating to an offering of any of the Company’s common equity securities under the Securities Act, for the Company or the Company’s other shareholders, the Company must provide prompt notice to each of these shareholders and include in such registration certain shares of the Company’s stock held by each shareholder that each shareholder requests to be included. In the registration rights agreement, the Company agreed to indemnify these shareholders and any underwriters for any material misstatements or omissions contained in any registration statement or prospectus related to the registrable securities except for any material misstatements or omissions that arise from information furnished to the Company by any of the shareholders or underwriters. These shareholders have agreed to indemnify the Company for any material misstatements or omissions that arise from information supplied by them. The Company has agreed to pay the following expenses incurred in connection with a registration pursuant to this agreement: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the registrable securities; (v) fees and expenses of counsel to the Company and of the independent certified public accountants for the Company; (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration; and (vii) the reasonable fees and expenses of one counsel for all the participating shareholders not in excess of $25,000. These shareholders have agreed to pay any underwriting fees, discounts or commissions attributable to the sale of the securities and any out-of-pocket expenses of these shareholders.

In February 2002, the Company entered into a registration rights agreement with Level 3 Communications. Under this agreement, Level 3 may make up to three requests for the Company to register certain shares of its common stock that it beneficially owns provided that: (i) the first demand for registration must be for not less than 2,500,000 shares of common stock; (ii) the second and third demands for registration must each be for not less than either 1,500,000 shares of common stock or common stock representing the right to cast at least 6,500,000 votes at a meeting of the Company’s shareholders; and (iii) a demand for registration has not been made within 150 days of the effective date of a prior demand for registration demand. Level 3 also has unlimited “piggyback” registration rights whereby if the Company proposes to file certain types of registration statements, either for itself or the Company’s other shareholders, the Company must provide prompt notice to Level 3 and register certain of its shares if it so chooses. The Company has agreed to indemnify Level 3 and any underwriters for any material misstatements or omissions contained in any such registration statement, except for any material misstatements or omissions that arise from information furnished to us by Level 3 or the underwriters, and Level 3 has agreed to indemnify us for any material misstatements or omissions that arise from information it supplies to the Company. Level 3 has agreed to pay 50% of the expenses incurred in connection with any demand for registration with the Company paying the balance of such expenses as well as all of the expenses incurred in connection with any “piggyback” registration. The expenses described above include the following: (i) registration and filing fees with the SEC and NASD; (ii) fees and expenses of compliance with securities or blue sky laws; (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing or quotation of the shares; (v) fees and expenses of counsel to the Company and of the independent certified public accountants of the Company; (vi) the reasonable fees and expenses of any additional experts the Company retains in connection with such registration; and (vii) the reasonable fees and expenses of one counsel for Level 3 not to exceed $25,000. Level 3 has agreed to pay any underwriting fees, discounts or commissions and, except as provided above, its out-of-pocket expenses attributable to the sale of its shares. Level 3 has exercised one demand right in connection with this offering. Under certain circumstances, Level 3 may transfer its registration rights without the Company’s prior written consent.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

If the shareholders do not ratify this appointment, other independent accountants will be considered by the Board of Directors. Notwithstanding the shareholders’ ratification of the selection of the independent accountants, the Board reserves the right to select other independent accountants at its discretion.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2002, requires the affirmative vote of a majority of the votes cast by holders of CTE Common Stock and CTE Class B Common Stock voting together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE COMPANY’S EQUITY INCENTIVE PLAN

The Board of Directors (the “Board”) believes that granting stock options and other equity based incentive compensation to its key employees promotes the interests of the Company and its shareholders by increasing the proprietary interest of key employees in the growth and performance of the Company. In order to better continue this practice, the Board, on March 5, 2002, approved amendments to the 1996 Equity Incentive Plan (the “Plan”): (i) changing the name of the Plan; and (ii) increasing the number of shares available for awards pursuant to the Plan (collectively, the “Plan Amendment”).

The following is a summary of the principal provisions of the current Plan and Plan Amendment, but is not intended to be a complete description of the Plan.

Summary of the Plan

Purpose and Eligibility

The primary purpose of the Plan is to attract, retain and incentivize skilled individuals whose services are essential to the success of the Company by providing a means through which these individuals may share in the growth and prosperity of the Company and its subsidiaries through stock ownership, thus more closely aligning the interests of these individuals with those of shareholders. The Plan contemplates the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (“Code”) (“Incentive Stock Options”), as well as stock options that are not designated as Incentive Stock Options (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are hereinafter collectively referred to as “Options”); outperformance stock options (“Outperformance Options”); stock appreciation rights (“SARs”); performance share units (“Performance Share Units”); restricted stock (“Restricted Stock”); phantom stock units (“Phantom Stock Units”); and other stock-based awards (collectively, “Awards”).

All employees and outside consultants to the Company and any of its subsidiaries and all Directors of the Company who are not also employees of the Company (“Non-Employee Directors”) (collectively, “Eligible Persons”) are eligible to receive Awards under the Plan. Eligible Persons who receive Awards pursuant to the Plan are hereinafter referred to as Participants for purposes of the discussion of this Proposal #3.

Administration

The Plan may be administered by the full Board, the Compensation/Pension Committee of the Board (the “Committee”) or such other committee as the Board may appoint to administer the Plan. Each member of the Committee must, at all times, be both a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The Committee, in its sole discretion, has the authority, among other things, to determine which Eligible Persons will receive Awards, the terms of Awards, including any purchase or exercise price for Awards, the time or times at which Awards will be granted, become exercisable and be forfeited, and the number of shares covered by an Award. The Committee has exclusive authority to interpret the Plan and to make all other determinations deemed advisable for the administration of the Plan.

Outperformance Options

The Plan provides that the Committee is authorized to grant Outperformance Options to any Eligible Person. An Outperformance Option generally provides value only to the degree that the CTE Common Stock outperforms the S&P. Each Outperformance Option will have an initial exercise price per share (the “Initial

Exercise Price”) equal to the fair market value of one share of CTE Common Stock (calculated pursuant to the terms of the CTE Plan) on the trading day immediately preceding the date of grant. The number of shares of CTE Common Stock subject to each Outperformance Option, as well as other terms and conditions affecting the Outperformance Options, will be determined by the Committee at the time of the grant. Immediately prior to the time of any exercise, the Initial Exercise Price will adjust automatically, upward or downward, by a percentage equal to the annualized percentage increase or decrease in the S&P over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise (the “Adjusted Exercise Price”), provided, however, that the Adjusted Exercise Price will never be less than the Initial Exercise Price unless the closing price of the CTE Common Stock on the trading day immediately preceding the date of exercise is equal to or greater than the Initial Exercise Price.

The term of an Outperformance Option will be ten years or less, as determined by the Committee. Outperformance Options will be granted with vesting conditions set by the Committee at the time of grant; provided, however, that such Options will have no value unless: (i) the fair market value of the CTE Common Stock has remained the same or increased from the time of grant until the time of exercise; and (ii) the annualized percentage increase in the CTE Common Stock is greater than the annualized percentage increase in the S&P as of the date immediately preceding the date of exercise (each calculated pursuant to the terms of the Plan).

Depending on the extent to which the CTE Common Stock outperforms the S&P, the actual spread value of the Outperformance Option will be increased to an adjusted value (the “Adjusted Value”) by multiplying by a pre-established factor which varies according to the extent to which the CTE Common Stock has outperformed the S&P (the “Factor”). The Factor will in no event be greater than eight (8). At the time an Outperformance Option is granted, the Committee will determine the percentage by which the CTE Common Stock must outperform the S&P to apply the Factor and the amount of the Factor as it relates to the degree of outperformance of the CTE Common Stock over the S&P. As an alternative to or in addition to any vesting conditions imposed on an Outperformance Option, the Committee may provide for automatic reductions to the Factor for one or more years immediately after grant to compensate for unusual stock movements in the years shortly after grant. Subject to the constraints noted herein, all terms and conditions of Outperformance Options will be set by the Committee in its sole discretion at the time of grant.

Upon the exercise of all or any portion of an Outperformance Option, the Committee shall either: (i) cause the Company to deliver to such Participant a number of shares of CTE Common Stock having an aggregate value equal to the Adjusted Value with respect to the shares of CTE Common Stock for which the Option was exercised; (ii) cause the Company to deliver to the Participant, upon receipt of cash with respect to the number of shares being exercised equal to the Adjusted Exercise price multiplied by the Factor, a number of shares of CTE Common Stock equal to the product of the number of shares being exercised and the Factor; or (iii) provide any other economically equivalent benefit to the Participant.

Stock Options

The Committee may from time to time grant Incentive Stock Options and Nonqualified Options to any Eligible Persons; provided, however, that no Incentive Stock Option may be granted to any person who is not an employee of the Company or a subsidiary. The terms of options granted under the Plan will be set out in Option agreements between the Company and Participants which will contain such provisions as the Committee deems appropriate, including whether an Option is an Incentive Stock Option.

In no event will the exercise price of an Incentive Stock Option be less than 100% of the fair market value of the shares subject to the Option on the date of grant. To the extent that the aggregate fair market value, determined as of the time the Incentive Stock Option is granted, of the Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year exceeds $100,000, such portion of the Options in excess will be treated as Nonqualified Stock Options. No Incentive Stock Option will be granted to an employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary unless the exercise price of the Incentive Stock Option is at least 110% of the fair market value, at the time of grant, of the CTE Common Stock subject to the Option, and the Option by its terms is not exercisable more than five years from the date of grant.

Upon exercise of an Option, the exercise price must be paid in full or provision for such payment must be made. Payment upon the exercise of an Option may be made in cash or, at the discretion of the Committee, (i) in shares of CTE Common Stock having a value equal to the exercise price or other property having a fair market value on the date of exercise equal to the exercise price, or (ii) through a brokered exercise.

Stock Appreciation Rights

The Committee, from time to time, may grant SARs to any Participant. A SAR gives a Participant the right to receive, in shares of CTE Common Stock, cash or a combination thereof with a value equal to the excess of the fair market value of one share of CTE Common Stock on the date of exercise over the exercise price for the SAR, with respect to every share of CTE Common Stock for which the SAR is granted. A SAR will be evidenced by an agreement between the Company and the Participant containing such terms and conditions, consistent with the Plan, as the Committee deems appropriate.

Upon exercise, a SAR may be satisfied by the Company in cash or shares of CTE Common Stock, as determined by the Committee. The Agreement may limit the maximum amount of appreciation taken into account under a SAR.

A SAR may be granted in conjunction with any other Award granted under the Plan. At the discretion of the Committee, a SAR may be exercisable only to the extent that a related Award is exercisable and only upon surrender of a related Award.

Performance Shares

A Performance Share Unit Award is an award that provides for the future issuance of shares of CTE Common Stock to the Participant upon the attainment of certain performance goals, within a specified period of time (the “Award Period”), established by the Committee at the time the Award is granted. At the beginning of the Award Period, the Committee will set forth performance goals based upon financial objectives for the Company for such Award Period and a schedule describing the relationship between the achievement of such performance goals and the Awards granted to Participants. During the Award Period, the Committee may adjust the performance goals as it deems appropriate to compensate for, or reflect certain situations which are set forth in the Plan.

At the end of an Award Period, or at other times as specified by the Committee or pursuant to a Participant’s termination of employment or service with the Company and its subsidiaries, the Committee will calculate the number of shares of CTE Common Stock earned with respect to the Award by multiplying the number of Performance Share units granted to the Participant by a performance factor representing the degree of attainment of the performance goals. Payment will be made in shares of CTE Common Stock or, at the discretion of the Committee, in cash or any combination of cash and CTE Common Stock, based on the fair market value of the applicable number of shares of CTE Common Stock on the payment date.

Restricted Stock

The Committee, from time to time, may grant CTE Common Stock subject to forfeiture upon termination of employment and other restrictions set forth in the Plan (“Restricted Stock”) to any Participant. Each Participant who is awarded Restricted Stock will be required to enter into an agreement with the Company, in a form specified by the Committee, agreeing to the terms and conditions of the grant and such other matters consistent with the Plan as the Committee determines appropriate. Generally, the restrictions on Restricted Stock will lapse over a period of time (the “Restricted Period”) as specified by the Committee and set forth in the Award agreement.

The Participant will have the entire beneficial ownership and all rights and privileges of a stockholder with respect to the Restricted Stock awarded to him or her during the Restricted Period, including the right to vote such Restricted Stock. However, any dividends paid during the Restricted Period may, at the discretion of the Committee, be held by the Company until the end of the Restricted Period.

The Committee may provide any other terms and conditions with regard to the Restricted Stock that it deems appropriate.

Phantom Stock Units

The Plan also provides for the grant of Phantom Stock Units subject to forfeiture, upon termination of employment prior to the end of a period of time (the “Phantom Period”) designated by the Committee and set forth in the applicable Award Agreement, and such others terms and conditions as set forth in such Award Agreement. Recipients of Phantom Stock Units will either receive dividend equivalents (to the degree that dividends are paid on corresponding shares of CTE Common Stock) or have such dividend equivalents credited to an account in the name of the Participant subject to the same forfeiture provisions applicable to the Phantom Stock Units.

Upon the expiration of the Phantom Period, the Company will deliver to the Participant one share of CTE Common Stock for each Phantom Stock Unit or, at the discretion of the Committee, cash or part cash and part CTE Common Stock of equivalent value to the shares of CTE Common Stock otherwise to be delivered. In addition, any dividend equivalents credited to a Participant’s account with respect to the Phantom Stock Units paid out shall be paid out in cash.

The Committee may provide any other terms and conditions with regard to Phantom Stock Units that it deems appropriate.

Other Awards

The Committee may grant any other cash, stock or stock-related awards to a Participant that the Committee deems appropriate, including but not limited to, the discounted purchase of CTE Common Stock, performance related options and stock bonuses.

Non-Employee Director Awards

The Committee may establish a formula under which Non-Employee Directors will receive automatic Awards under the Plan in lieu of or in addition to their normal director compensation. The type of Awards, amount and timing under the formula will be determined by the Committee in its sole discretion.

Shares Subject to Plan

The Board had authorized the issuance of up to 3,350,000 shares of CTE Common Stock, pursuant to Awards granted under the Plan. The Plan also contains the limitation that no individual may be granted Awards representing more than 1,000,000 shares of CTE Common Stock in any one year.

Withholding

With respect to any payments made to Participants under the Plan, the Company or a subsidiary, as appropriate, will have the right to deduct from all Awards, cash and/or shares of CTE Common Stock in an amount equal to any taxes required by law to be withheld because of such payments. In the case of Awards paid in shares of CTE Common Stock, the Committee may require the recipient to pay the Company prior to the delivery of such CTE Common Stock, the amount of any such taxes that the Company is required to withhold. The Committee, in its sole discretion, may permit a Participant to satisfy tax withholding obligations by delivering to the Company already owned shares to satisfy the withholding amount.

Termination of Employment or Service

Upon a Participant’s termination of employment or service with the Company or a subsidiary —(i) by the Company or a subsidiary, as the case may be, without Cause (as defined below); or (ii) because of such Participant’s retirement, unless otherwise determined by the Committee — all Options, SARs and Outperformance Options held by such Participant shall expire upon the earlier of their normal expiration, or three months after such termination, and shall remain exercisable for such period only to the extent that such Awards were exercisable at the time of termination. Restricted Stock and Phantom Stock Units will be forfeited with respect to the portion of such Awards for which restrictions have not lapsed at the time of termination of employment or service. The Committee may award a pro rata portion of any Performance Share Award representing the degree of attainment of the performance goals related thereto over the period until such termination.

Upon a Participant’s termination of employment or service with the Company or a subsidiary on account of death or Disability (as defined in the Plan), all Options, SARs and Outperformance Options held by such Participant shall expire on the earlier of their normal expiration, or one year after such termination, and shall remain exercisable for such period only to the extent that such Awards were exercisable at the time of termination. Restricted Stock and Phantom Stock Units will be forfeited with respect to the portion of such Awards for which Restrictions have not lapsed at the time of such termination of employment or service. The Committee may award a pro rata portion of any Performance Share Award representing the degree of attainment of the performance goals related thereto over the period until such termination.

Upon a Participant’s voluntary termination of employment or service by the Company or a subsidiary or a termination by the Company or a subsidiary, as the case may be, for Cause, all outstanding Awards will, unless the Committee determines otherwise, immediately expire.

The Committee, in its sole discretion, may at any time prior to or in connection with any termination of employment or service with the Company or its subsidiaries, provide for a longer post-termination exercise period (not to exceed three years), or modify such forfeiture provisions, except to the extent that the ability to so modify an Award may cause an Award intended to qualify as “performance based” under Section 162(m) of the Code not to qualify.

As defined in the Plan, “Cause” means the Company or a subsidiary (as the case may be), having cause to terminate a Participant’s employment or service in accordance with the provisions of any existing employment, consulting or any other agreement (including a grant agreement) between the Participant and the Company or a subsidiary (as the case may be) or, in the absence of such an employment, consulting or other agreement, upon: (i) the determination by the Company or a subsidiary (as the case may be) that the Participant has ceased to perform his or her duties to the Company or a subsidiary (as the case may be) (other than as a result of his or her incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of his or her duties; (ii) the Committee’s determination that the Participant has engaged in conduct materially injurious to the Company; or (iii) the Participant having plead no contest to a charge of a felony or having been convicted of a felony.

Adjustment for Recapitalization, Merger, Etc.

Awards granted under the Plan and any agreements evidencing such Awards will be subject to equitable adjustment or substitution, as determined by the Committee in its sole discretion, as to the number of shares, the Factor (with respect to OSOs), the price or kind of a share of CTE Common Stock or other consideration subject to such Awards: (i) in the event of changes in the outstanding CTE Common Stock, or in the capital structure of the Company, by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, considerations, combinations, exchanges, extraordinary dividends, or other relevant changes in capitalization occurring after the Date of Grant of any such Award; or (ii) in the event of any change in applicable laws or any change in circumstances which results in, or would result in, any substantial diminishment, dilution or enlargement of the rights granted to, or available for, Participants in the Plan; or (iii) in the event of any other event which otherwise warrants equitable adjustment of Awards of the Plan because such event interferes with the intended operation of the Plan. In addition, in the event of any such corporate or other event, the aggregate number of shares of CTE Common Stock available under the Plan and the maximum number of shares of CTE Common Stock with respect to which any one person may be granted in connection with Awards during any year will be appropriately adjusted by the Committee, whose determination shall be conclusive.

In addition to the adjustments mentioned above, the Committee may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash, the value of such Awards based upon the price per share of CTE Common Stock received or to be received by other shareholders of the Company in the event of any of the following: (i) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity; (ii) all or substantially all of the assets of the Company are acquired by another person; (iii) the reorganization or liquidation of the Company; (iv) the Company engaged in a restructuring either by means of extraordinary dividends or otherwise; or (v) the Company shall enter into a written agreement to undergo an event described in clauses (i), (ii), (iii) or (iv) above.

Transferability of Awards

A Participant’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities upon such terms or conditions as it may establish.

Termination or Amendment

The expiration date of the Plan after which no Awards may be granted is October 6, 2006. The Board may at any time terminate the Plan. With the express written consent of an individual participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.

Change in Control

The Plan provides that upon the occurrence of a Change in Control (as defined below): (i) all outstanding Options, Outperformance Options and freestanding SARs will become immediately exercisable in full; (ii) all restrictions with respect to outstanding shares of Restricted Stock will lapse; (iii) all outstanding Phantom Stock

Units will be immediately converted into shares of CTE Common Stock, or cash equivalents at the discretion of the Committee, and paid out to Participants; and (iv) the Committee will make a determination on the degree of achievement of performance goals with respect to outstanding Performance Share Units and will make such payments with respect thereto as it deems appropriate.

A “Change in Control” will occur upon: (i) the acquisition by an entity, other than Peter Kiewit Sons’ Inc. (now Level 3 Holdings, Inc.) or its affiliates (“Level 3”), of more than 50% (subject to adjustment upon a reduction in Level 3’s holdings but not below 40%) of the outstanding voting securities of the Company; (ii) a 50% change in the Board membership without approval of the incumbents; or (iii) a merger or other corporate reorganization, unless the shareholders prior to such transaction own at least 50% of the outstanding shares after the transaction in substantially the same proportions.

Federal Income Tax Consequences

The following is a brief discussion of the federal income tax consequences of transactions under the Plan based on the Code as in effect as of the date hereof. The Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

Incentive Stock Options

No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If CTE Common Stock is issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee; then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the optionee’s employer for federal income tax purposes.

If the CTE Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares; and (ii) the optionee’s employer will generally be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following the termination of employment, the exercise of the Option will generally be taxed as the exercise of a Nonqualified Stock Option.

For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an Incentive Stock Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Nonqualified Stock Option. Each optionee is potentially subject to the alternative minimum tax. Generally, a taxpayer is required to pay the higher of his or her alternative minimum tax liability or his or her “regular” income tax liability. As a result, a taxpayer has to determine his or her potential liability under the alternative minimum tax.

Nonqualified Stock Options.     With respect to Nonqualified Stock Options (including Outperformance Options): (i) no income is realized by the optionee at the time the Option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price paid for the shares (if any) and the fair market value of the shares received (or cash in the case of an Outperformance Option), is unrestricted, on the date of exercise, and the optionee’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

Outperformance Stock Options.    Generally, the federal income tax consequences of Outperformance Options will be identical to that of Nonqualified Stock Options.

Special Rules Applicable to Corporate Insiders.    As a result of the rules under Section 16(b) of the Securities Exchange Act of 1934, “insiders” (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Award.

Section 162(m)

Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to each, the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Certain compensation, including “performance-based” compensation, is excluded from this deduction limit. All awards under the Plan can be structured so as to qualify as performance-based compensation. The Committee may, in its sole discretion, determine to grant Awards that may not qualify as performance-based compensation.

THE PLAN AMENDMENT

Under the Plan Amendment adopted by the Board and being voted on by the shareholders at the annual meeting, the Plan will be amended as follows.

Name of Plan

The name of the Plan will be changed from C-TEC Corporation 1996 Equity Incentive Plan to the CTE Equity Incentive Plan and all references to 1996 or C-TEC within the Plan document will be revised accordingly.

Shares Subject to Plan

The number of shares of CTE Common Stock available for award pursuant to the Plan shall be increased from 3,350,000 to 5,350,000.

As of December 31, 2001, 1,361,649 shares of Company stock have been issued upon exercise of options granted under the Plan; 1,437,503 shares of the Company stock are subject to unexercised awards outstanding under the Plan; and 550,848 shares of Company stock are still available for grant under the Plan. If this Amendment is approved, the total shares available for grant under the Plan will be 2,550,848 shares, which represent 9.3% of the fully diluted shares outstanding.

If approved by the shareholders, the Plan Amendment will become effective on May 15, 2002. The affirmative vote of a majority of the total votes cast on this Proposal 3 in person or represented by proxy at the annual meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S 1996 EQUITY INCENTIVE PLAN.

PROPOSAL 4

APPROVAL OF THE COMMONWEALTH TELEPHONE ENTERPRISES, INC. BONUS PLAN

The Company has adopted, subject to shareholder approval, the Commonwealth Telephone Enterprises, Inc. Bonus Plan (the “Bonus Plan”). The Bonus Plan will be administered by the Compensation/Pension Committee (the “Committee”) and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (the “Covered Employees”). Certain compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid, including the performance goals, be disclosed to and approved by the shareholders in a separate vote prior to the payment. Accordingly, the Bonus Plan is being submitted to the shareholders for approval at the 2002 Annual Meeting.

The following description of the Bonus Plan is qualified in its entirety by the terms of the Bonus Plan, a copy of which has been filed with the Securities and Exchange Commission.

The chief executive officer, chief operating officer and chief financial officer of the Company, the chief executive officers of the Company’s operating and staff groups, and other management employees of the Company or its subsidiaries as selected by the Committee will be eligible to participate in the Bonus Plan. Except as otherwise provided in the Bonus Plan, the Bonus Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that performance goals established by the Committee are met. Although the Bonus Plan is designed to mitigate the negative impact of Section 162(m) of the Code on shareholders, nothing contained in the Bonus Plan shall prevent the Company or any affiliate from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

The goals established by the Committee can be expressed in terms of one or more pre-set financial, customer satisfaction, employee development, or other appropriate performance targets as they relate to an individual, the Company as a whole or to the business unit for which a particular executive officer is responsible. Financial targets will be based on factors that measure enhanced shareholder value such as annual revenues, EBITDA, EBIT, monthly recurring revenues, new sales, or other financial factors as the Committee may deem appropriate. Customer satisfaction will be based on quantifiable quality measurements relative to the Company’s competitors as well as customer surveys measuring overall levels of customer satisfaction. Employee development will be derived from surveys that measure management performance such as leadership and communications; teamwork; fostering a dynamic and stimulating work environment; encouraging employee creativity and initiative; attracting, training and developing employees; and responding to problems including identification of poor performers. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Committee can be (but need not be) different each year and different goals may be applicable to different participants. The goals with respect to a particular plan year will be established not later than the latest date permissible under Section 162(m). Any such goals shall: (i) be determined in accordance with the Company’s audited financial statements and generally accepted accounting principles and reported upon by the Company’s independent accountants; or (ii) be based upon a standard under which a third party with knowledge of the relevant facts could determine whether the goal is met.

A participant’s target incentive bonus for each plan year will generally be expressed either as a dollar amount or as a percentage of such participant’s base salary for such year. The actual amount of bonus payable under the Bonus Plan will generally be expressed either as a dollar amount or as a percentage of such participant’s base salary for such year. The actual amount of bonus payable under the Bonus Plan will generally be expressed as a percentage of the participant’s target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the bonus earned by any participant in respect of any plan year (prior to giving effect to any deferral election discussed below) shall not exceed the lessor of: (i) 300% of the participant’s annual base salary as in effect on the first day of such plan year; and (ii) $1,500,000. Except as otherwise set forth in the Bonus Plan, before any awards under the Bonus Plan for a particular year can be paid to Covered Employees, the Committee must certify the extent to which performance goals and any other material terms were satisfied.

Participants will be paid their annual incentive bonus in cash or an appropriate form of equity compensation as designated by the Committee. The Company may give each participant the right, in accordance with rules and regulations to be established by the Committee, to elect to defer the receipt of any or all of such participant’s bonus under the Bonus Plan in respect of any plan year.

If approved by shareholders, the Bonus Plan shall first be effective with respect to the 2002 plan year.

No award may be granted under the Bonus Plan with respect to any fiscal year after plan year 2006. Awards made with respect to plan year 2006 or prior years, however, may extend beyond 2006 and the provisions of the Bonus Plan will continue to apply thereto.

The Board can, from time to time, amend, suspend or discontinue the Bonus Plan; provided, however, that no amendment which requires shareholder approval in order for the Bonus Plan to continue to comply with Code Section 162(m) will be effective unless it receives the requisite shareholder approval. In addition, the Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

In as much as performance goal criteria and bonus awards have not yet been set and may vary from year to year and from participant to participant, benefits under the Bonus Plan are not yet determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMMONWEALTH TELEPHONE ENTERPRISES, INC. BONUS PLAN.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

GENERAL INFORMATION

Financial Information

A copy of the Company’s 2001 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated February 11, 2002 of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

Upon the written request of any person who, on March 15, 2002, was a record owner of CTE Common Stock or CTE Class B Common Stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s 2001 Annual Report on Form 10-K, including the financial statements, schedules and exhibits, filed with the SEC. Written requests for the Annual Report should be directed to: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612, Attn: David G. Weselcouch, Senior Vice President — Investor Relations and Corporate Communications, e-mail: dwes@epix.net.

Solicitation of Proxies

The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, Directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

Shareholders’ Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2003 Annual Meeting of Shareholders, in addition to meeting the requirements of the SEC’s rules governing such proposals, the proposal must be received by the Company at its principal executive offices not later than December 20, 2002. In the event that the Company receives notice not later than March 11, 2003 of a shareholder proposal intended to be presented at the 2003 Annual Meeting of Shareholders and which is not included in the Company’s proxy materials, then, so long as the Company includes in its proxy statement for such Annual Meeting advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC’s rules governing shareholder proposals.

By	order of the Board of Directors,

Ke	nneth E. Lee
Vic	e President, General Counsel
and	Corporate Secretary

Dated: April 12, 2002

Appendix A

Charter

Audit Committee of the Board of Directors

I.     Mission Statement

The Audit Committee of the Board of Directors of Commonwealth Telephone Enterprises, Inc. (the “Company”) will assist the Board of Directors in fulfilling its oversight responsibilities in the areas of financial reporting and accounting integrity, including but not limited to reviewing: (i) the Company’s financial reports, (ii) the Company’s systems of internal control and (iii) the Company’s auditing, accounting and financial reporting processes. In performing its duties, the Committee should maintain effective working relationships with the Board of Directors and management, and open communication with the internal and external auditors. To effectively perform his or her role, each Committee member should obtain an understanding of the responsibilities of Committee membership as well as the Company’s general business operations and risks. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent accountants and internal audit department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department and the Board of Directors.

The Committee also has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization.

II.     Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.The members of the Committee shall be elected by the Board. Unless a chairperson is elected by the full board, the Committee may designate a chairperson by majority vote of the full Committee membership.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the corporation or an outside consultant.

III.     Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall approve an agenda in advance of each meeting. As part of its job to foster open communication, the Committee should meet at least annually with management, the internal audit department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least the Chair of the Committee should meet with the independent accountants and management quarterly to review the Company’s financial statements. Meetings can be held either telephonically or in person.

IV.     Responsibilities

To fulfill its responsibilities, the Committee shall:

A.     Internal Controls

•	Have access to reports to management prepared by the internal audit department and independent accountants regarding internal controls, and management’s response.

•	Question management and the internal auditors and independent accountants about significant risks and exposures, and assess steps taken to minimize such risks.

•
Maintain open communication with independent accountants and internal audit relating to fraud, illegal acts, reportable deficiencies in internal controls, and other significant matter deemed relevant by the Committee.

B.     Financial Reporting

•	Review the Company’s annual financial statements, including the MD&A section of the Company’s 10-K, and including any certification, report, opinion or review rendered by the independent accountants.

•	Review management’s handling of proposed significant audit adjustments identified by the independent accountants, if any.

•	Discuss with management and the independent accountants all significant, complex, unusual or extraordinary transactions prior to issuance of external financial statements.

•	Discuss significant changes to the Company’s auditing and accounting principals and practices as suggested by management, the independent accountants, or the internal audit function.

•	Ask the independent accountants to review with the Committee GAAP compliance matters and management’s use of significant estimates.

•
Review the Company’s quarterly financial statements prior to filing of the 10-Q with the SEC or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for this review.

•	Discuss with management the independent accountants, and the internal auditors (as appropriate) current accounting and reporting issues, including recent professional and regulatory pronouncements.

•
Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements or control environment.

•	In consultation with management, the independent accountants and the internal audit department, review the integrity of the Company’s financial reporting processes, both internal and external.

•	Prepare a report to shareholders as required by the Securities and Exchange Commission. This report should be included in the Company’s annual proxy statement.

C.    Independent Accountants

•
Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, the report of the independent accountants’ latest peer review, and approve the fees and other compensation to be paid to the independent accountants.

•
On an annual basis, the Committee shall ensure that the Company’s independent accountants submit a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard No. 1. This shall include (i) disclosing to the Audit Committee of the Company, in writing, all relationships between the independent accountant and its related entities and the Company and its related entities that in the independent accountant’s professional judgment may reasonably be thought to bear on independence, (ii) confirming in the letter that, in its professional judgment, it is independent of the Company within the meaning of the Securities Acts administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board, and (iii) discussing the independent accountant’s independence with the Audit Committee.

•	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

•	Review the independent accountants’ proposed audit scope and approach.

•	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

D.     Internal Audit

•	Review the annual audit plan, activities, organizational structure and effectiveness of the internal audit function.

•	Review the appointment, performance, and replacement of the senior internal audit executive.

•	Review significant findings of the internal audit function.

E.     Other Responsibilities

•	Review with management the Company’s compliance with applicable laws and regulations.

•	Review with management the Company’s Code of Ethical Conduct and the Company’s system of enforcing the Code.

•	Review any legal maters that could have a significant impact on the Company’s financial statements.

•	Review the policies and procedures in effect for authorizing and approving officers’ expenses.

•	Maintain minutes of meetings and periodically update the Board of Directors about Committee activities and make appropriate recommendations.

•	Annually review and update the charter, publish in the annual proxy at least once every three years.

Th	e Audit Committee
Joh	n J. Whyte, Chairman
Stu	art E. Graham
Fra	nk M. Henry
Ma	rch 14, 2002

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
100 CTE DRIVE
DALLAS, PENNSYLVANIA 18612-9774
PROXY – Annual Meeting of Shareholders – May 8, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints David C. McCourt, James Q. Crowe and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in COMMONWEALTH TELEPHONE ENTERPRISES, INC. (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westmoreland Club, 59 South Franklin Street, Wilkes-Barre, Pennsylvania 18701, on May 8, 2002, at 11:00 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2002 Annual Meeting.

This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Change of Address

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(Continued, and to be Signed and Dated, on Reverse Side)

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This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as recommended by the Board of Directors.	Please mark your vote as indicated in the example	☒

1.  Election of five (5) Directors to Class III to serve for a term of three (3) years

The Board of Directors recommends a vote “FOR” all the nominees

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
	VOTE FOR ALL NOMINEES ☐	VOTE WITHHELD FROM ALL NOMINEES ☐		3. Approval of amendments to the Company’s Equity Incentive Plan. The Board of Directors recommends a vote “FOR” Proposal #3

01 James Q. Crowe 02 Richard R. Jaros 03 Michael A. Adams 04 Timothy J. Stoklosa 05 Stuart E. Graham				FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Approval of the Company’s updated Bonus Plan. The Board of Directors recommends a vote “FOR” Proposal #4
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote “FOR” Proposal #2

Signature _________________________________ Signature _________________________________ Date ________________
NOTE: Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.

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